Exhibit 5.1

                                                     May 2, 2000

Patient Infosystems, Inc.
46 Prince Street
Rochester, New York 14607

Re:      Patient Infosystems, Inc.

Gentlemen:

     We have acted as counsel to Patient Infosystems, Inc. (the "Company") in connection with all proceedings relating to the authorization and proposed issuance and sale by you of shares of common stock, $.01 par value per share ("Common Stock") upon the exercise of stock options granted pursuant to Patient Infosystems, Inc. Stock Option Plan, as amended (the "Plan"), as described in the Registration Statement on Form S-8 (the "Registration Statement"), filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

     1. Patient Infosystems, Inc. (the "Company") is a corporation duly organized and existing under the laws of the State of Delaware;

     2. The Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

     3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the Plan have been duly authorized; and

     4. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the Plan, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione
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GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE
A Professional Corporation